Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Stuart Rothstein	NYSE: ARI
(212) 822-0722

Apollo Commercial Real Estate Finance, Inc. Announces

Fourth Quarter and Full Year 2011 Results

- 44% Increase in Operating Earnings Per Share -

- Declares a $0.40 Per Share Quarterly Dividend –

- Names Stuart A. Rothstein as Chief Executive Officer, President and Director -

New York, NY, February 28, 2012 — Apollo Commercial Real Estate Finance, Inc. (the “Company”) (NYSE:ARI) reported Operating Earnings (a non-GAAP financial measure) of $0.39 per share, or $8.3 million, for the three months ended December 31, 2011. This represents an increase of 44% per share as compared with Operating Earnings for the same period in 2010 of $0.27 per share, or $4.7 million. Net income available to common stockholders for the three months ended December 31, 2011 was $0.41 per share, or $8.7 million, as compared with $0.22 per share, or $4.0 million, for the same period in 2010.

For the full year ended December 31, 2011, Operating Earnings were $1.47 per share, or $28.1 million. This represents an increase of 35% per share as compared with Operating Earnings for the same period in 2010 of $1.09 per share, or $13.8 million.

The Company also announced that its Board of Directors declared a dividend of $0.40 per share of common stock, which is payable on April 12, 2012 to common stockholders of record on March 31, 2012.

The Board also set March 8, 2012 as the record date for its 2012 Annual Meeting of Stockholders. The 2012 Annual Meeting of Stockholders will be held on May 4, 2012 at the offices of Clifford Chance US LLP at 31 West 52nd Street, New York, New York.

All per share information discussed herein is presented on a diluted basis.

Business Highlights

•	44% year-over-year increase in Operating Earnings per share in the fourth quarter

•	50% year-over-year increase in net interest income in the fourth quarter

•	Weighted average underwritten internal rate of return (“IRR”) across investment portfolio of 14.2%

•	Over $137 million of new investments during 2011

•

Refinancing of TALF debt during January 2012 generated $14 million of additional equity, lowered the current weighted average cost of funds by approximately 80 basis points and extended the term of the debt through August 2013.

Stuart Rothstein, Chief Financial Officer of the Company, commented, “Despite significant volatility in the commercial real estate credit markets, the Company delivered solid results in 2011, increasing its quarterly Operating Earnings by 44% year over year. With respect to its investments, during the year, it deployed approximately $137 million into new investments, resulting in a portfolio with a weighted average underwritten IRR of approximately 14.2%. The Company also proactively refinanced its TALF borrowings ahead of schedule, thereby reducing future borrowing costs significantly and freeing up approximately $14 million of additional equity capital for new investment.”

Mr. Rothstein continued, “For 2012, the Company’s priority remains staying disciplined in monitoring the credit of the existing portfolio and focusing on identifying new potential investments. As existing CMBS investments come due, primarily beginning in the second half of this year, we will seek opportunities to make investments that will lengthen the portfolio duration while maintaining or increasing the average IRR of the portfolio.”

Fourth Quarter Activity

Subordinate Loan – During October 2011, the Company closed a $25.0 million subordinated financing structured as a preferred equity investment in a joint venture that owns a mixed-use grocery-anchored retail center in a northern Virginia suburb of Washington, D.C. The preferred equity investment is part of a $135.0 million financing comprised of a $110.0 million senior mortgage loan and the $25.0 million preferred equity financing, both with a term of three years and two one-year extension options. The preferred equity has a fixed coupon of 14.0% (10.0% current pay with a 4.0% accrual) and the appraised loan-to-value is approximately 74%. The Company’s preferred equity investment has an underwritten IRR of approximately 15.0%*.

Amended Facility – During December 2011, the Company amended its facility with Wells Fargo Bank, N.A. (the “Wells Facility”) to increase its maximum permitted borrowing under the facility from $250.0 million to $506.0 million in order to pay down its borrowings under the Term Asset-Backed Securities Loan Facility (“TALF”) program administered by the Federal Reserve Bank of New York and to finance the commercial mortgage-backed securities (“CMBS”) that had been financed under the TALF program. The TALF refinancing is described below under ‘Activity Subsequent to December 31, 2011.’

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s investments at December 31, 2011 ($ amounts in thousands):

Description	Adjusted Purchase Price	Weighted Average Yield	Debt	Cost of Funds	Equity at cost	Weighted Average IRR *
AAA CMBS - financed with TALF borrowings	$301,980	4.8%	$251,327	2.8%	$50,653	13.5%
AAA CMBS - financed with Wells Facility	252,736	3.7	221,980	2.2	30,756	11.6
Total first mortgages	109,006	8.3	68,720	3.3	40,286	17.7
Total subordinate loans	149,086	13.0	—	—	149,086	14.2
Total repurchase agreements	47,439	13.0	—	—	47,439	13.7

Total	$860,247	6.8%	$542,027	2.6%	$318,220	14.2%

*	The IRRs for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager. They are calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assumes extensions as well as the fully hedged cost of borrowings under the Wells Facility. We have also assumed that the cost of financing each investment will remain constant over the life of the investment. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table and elsewhere in this press release. See “Risk Factors” in the reports filed by the Company with the Securities and Exchange Commission for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.

Book Value

The Company’s GAAP book value per share at December 31, 2011 was $16.39, compared to $16.34 at September 30, 2011. The increase in the Company’s GAAP book value per share from September 30, 2011 to December 30, 2011 was primarily the result of net unrealized gains on the Company’s portfolio of AAA-rated CMBS and the interest rate swaps and caps used in conjunction with the financing of CMBS totaling $0.05 per share.

For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS securities are marked to market. Management has estimated that the fair value of the Company’s financial assets at December 31, 2011 was approximately $8.0 million greater than the carrying value of the Company’s investment portfolio as of the same date. This represents a premium of $0.41 per share over the Company’s GAAP book value as of December 31, 2011, and results in an estimated market value per share of approximately $16.80 per share.

Activity Subsequent to December 31, 2011

TALF Refinancing – As previously announced during January 2012, the Company refinanced $250.3 million of TALF debt with $264.4 million of borrowings under the Wells Facility described above. The refinancing generated $14.1 million of investable proceeds in addition to the $21.6 million of available cash at December 31, 2011 and reduced the future cost of funds. The term of the additional debt under the Wells Facility was extended to August 2013 and has a current weighted average cost of funds of approximately 1.9%, including the effect of interest rate swap agreements with an initial aggregate notional of $56.3 million, compared to the prior weighted average cost of 2.8% on the TALF borrowings.

Subordinate Loan – During January 2012, the Company closed a $15.0 million mezzanine loan secured by a pledge of equity interests in a borrower that purchased a 165-room hotel and related commercial space in midtown Manhattan. The mezzanine loan is part of a $80.0 million, three-year (two-year initial term with one one-year extension option) financing package split into a $65.0 million first mortgage loan and a $15.0 million mezzanine loan. The mezzanine loan is an interest-only fixed rate loan that bears interest at 12.00%, with a 1.00% origination fee, a 0.50% extension fee and a 1.50% exit fee. The mezzanine loan has an appraised loan-to-value of approximately 60% and is expected to generate an IRR of approximately 14.0%.

Corporate Governance - On February 28, 2012, the Company’s board of directors approved the appointment of Stuart A. Rothstein as Chief Executive Officer and President of the Company and as a Director, each effective March 15, 2012. In addition, on February 28, 2012, the Company’s board of directors approved the appointment of Joseph F. Azrack as Chairman of the board of directors effective March 15, 2012, at which point Mr. Azrack will cease to be the President and Chief Executive Officer of the Company.

Supplemental Information

The Company is providing a new supplemental information package to provide more transparency into its results and make its reporting more informative and easier to follow. The supplemental package is available on the investor relations section of the Company's website at www.apolloreit.com.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used to approximate cash available for distribution and is defined by the Company as net income, computed in accordance with GAAP, adjusted for (i) non-cash equity compensation expense and (ii) any unrealized gains or losses or other non-cash items included in net income. The tables, provided below, reconcile Operating Earnings per share to net income per share available to common stockholders.

Reconciliation of Operating Earnings Per Share to Net Income Per Share Available to Common Stockholders

The table below reconciles Operating Earnings with net income available to common stockholders for the three months ended December 31, 2011 and 2010 ($ amounts in thousands):

	Three Months Ended December 31, 2011	Earnings Per Share (Diluted)	Three Months Ended December 31, 2010	Earnings Per Share (Diluted)
Operating Earnings:
Net income	$8,669	$0.41	$3,966	$0.22
Adjustments:
Unrealized (gain) loss on securities	(600)	(0.03)	1,480	0.09
Unrealized gain on derivative instruments	(426)	(0.02)	(1,077)	(0.06)
Non-cash stock-based compensation expense	634	0.03	354	0.02

Total adjustments:	(392)	(0.02)	757	0.05

Operating Earnings	$8,277	$0.39	$4,723	$0.27

Basic and diluted weighted average common shares outstanding:		20,561,032		17,670,468

The table below reconciles Operating Earnings with net income available to common stockholders for the years ended December 31, 2011 and 2010 ($ amounts in thousands):

	Year Ended December 31, 2011	Earnings Per Share (Diluted)	Year Ended December 31, 2010	Earnings Per Share (Diluted)
Operating Earnings:
Net income	$25,882	$1.35	$10,999	$0.87
Adjustments:
Unrealized (gain) loss on securities	(481)	(0.03)	1,766	0.14
Unrealized (gain) loss on derivative instruments	865	0.05	(387)	(0.03)
Non-cash stock-based compensation expense	1,788	0.09	1,452	0.11
Total adjustments:	2,172	0.11	2,831	0.22
Operating Earnings	$28,054	$1.47	$13,830	$1.09
Basic and diluted weighted average common shares outstanding:		18,840,954		12,679,277

Teleconference Details

The Company will be hosting a conference call to discuss its financial results on Wednesday, February 29, 2012 at 8:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter earnings teleconference call should dial from the U.S., (877) 263-2989, or from outside the U.S., (702) 928-7168, shortly before 8:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 53403120). Please note that the teleconference call will be available for replay beginning at 10:00 a.m. on Wednesday, February 29, 2012, and ending at midnight on Wednesday, March 7, 2012. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 53403120.

Webcast

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company's website.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a commercial real estate finance company that originates, invests in, acquires and manages senior performing commercial real estate mortgage loans, commercial mortgage-backed securities, and other commercial real estate-related debt investments in the U.S. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company, an indirect subsidiary of Apollo Global Management, LLC. Additional information can be found on the Company's website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company has adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the availability of suitable investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the most recent 10Q, 10K, and other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands – except share and per share data)

	December 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$21,568	$37,894
Securities available-for-sale, at estimated fair value	302,543	363,660
Securities at estimated fair value	251,452	279,124
Commercial mortgage loans, held for investment	109,006	109,695
Subordinate loans, held for investment	149,086	58,985
Repurchase agreements, held for investment	47,439	—
Principal and interest receivable	8,075	5,553
Deferred financing costs, net	2,044	2,818
Derivative instruments, net	—	387
Other assets	17	31

Total Assets	$891,230	$858,147

Liabilities and Stockholders’ Equity
Liabilities:
TALF borrowings	$251,327	$297,334
Borrowings under repurchase agreements	290,700	242,728
Derivative instruments, net	478	—
Accounts payable and accrued expenses	1,746	2,375
Payable to related party	1,298	683
Dividends payable	8,703	7,189
Deferred underwriting fee ($8,000 of which was payable to the Manager)	—	10,000

Total Liabilities	554,252	560,309

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 20,561,032 and 17,551,828 shares issued and outstanding in 2011 and 2010, respectively	206	175
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in-capital	336,209	291,304
Accumulated other comprehensive income	563	6,359

Total Stockholders’ Equity	336,978	297,838

Total Liabilities and Stockholders’ Equity	$891,230	$858,147

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands – except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net interest income:
Interest income from securities	$5,904	$6,468	$25,323	$18,112
Interest income from commercial mortgage loans	2,267	2,313	9,153	7,035
Interest income from subordinate loans	4,817	1,952	13,678	7,338
Interest income from repurchase agreements	1,576	—	4,764	—
Interest expense	(3,618)	(3,421)	(14,454)	(10,714)

Net interest income	10,946	7,312	38,464	21,771

Operating expenses:
General and administrative expenses (includes $634 and $1,788 of non-cash stock based compensation in 2011 and $354 and $1,452 in 2010, respectively)	(1,563)	(1,400)	(5,652)	(5,556)
Management fees to related party	(1,297)	(1,118)	(4,728)	(3,339)

Total operating expenses	(2,860)	(2,518)	(10,380)	(8,895)
Interest income from cash balances	1	7	13	16
Realized loss on sale of security	—	—	—	(33)
Unrealized gain (loss) on securities	600	(1,480)	481	(1,766)
Loss on derivative instruments (includes $426 and $(865) of unrealized gain (loss) for the three and twelve months ended 2011 and $1,077 and $387 for the three and nine months ended 2010, respectively)	(18)	645	(2,696)	(94)

Net income	$8,669	$3,966	$25,882	$10,999

Basic and diluted net income per share of common stock	$0.41	$0.22	$1.35	$0.87

Basic and diluted weighted average common shares outstanding	20,561,032	17,670,468	18,840,954	12,679,277
Dividend declared per share of common stock	$0.40	$0.40	$1.60	$1.50